January 19, 2006
Zip+4 Code:  20549-0305

Via Fax & U.S. Mail
Boyd Gaming Corporation
Ellis Landau, Executive Vice President, Chief Financial Officer
2950 Industrial Road
Las Vegas, NV 89109

		Re:	Boyd Gaming Corporation
			Form 10-K for the Year Ended December 31, 2004
       			File 001-12882

Dear Mr. Landau:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.



      Sincerely,




      David R. Humphrey
      Branch Chief-Accountant

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